Exhibit 99.1

ASBURY AUTOMOTIVE GROUP COMPLETES ACQUISITION OF HERB CHAMBERS DEALERSHIPS

33 new vehicle dealerships in Northeastern US representing 52 new vehicle franchises
Leading market share in Massachusetts
Expected to generate significant value for shareholders

DULUTH, Ga.--(BUSINESS WIRE)—July 21, 2025-- Asbury Automotive Group, Inc. (NYSE: ABG) (the “Company”), one of the largest automotive retail and service companies in the U.S., has completed the acquisition of The Herb Chambers Companies (HCC), the sixteenth largest by revenue privately-owned dealership group in the country.

“We’re thrilled to complete the acquisition of The Herb Chambers Companies’ assets and operations,” said David Hult, Asbury’s President & CEO. “Herb redefined the car-buying experience in New England, making ‘Herb Chambers’ a household name, synonymous with reliability and service. The HCC team is well known for its guest-centric focus and community involvement, and we are proud to welcome the team to the Asbury family.”

“Over the past decade, I have been approached by several companies interested in acquiring my organization. Throughout it all, the opportunity and well-being of the Chambers team remained my top priority. Without question, Asbury stood out as the ideal steward. Their leadership – especially under David Hult – is, without a doubt, the best in the industry,” said Herb Chambers, founder of The Herb Chambers Companies.

This acquisition further diversifies Asbury's geographic mix with entry into the Northeastern United States. The purchase of this flagship New England Region company is one of the most sizable in U.S. automotive retail history, representing $3.2 billion in revenue in 2024, and includes 33 dealerships, 52 franchises, and three collision centers.

The Herb Chambers Companies sold approximately 50,000 new and used vehicles during the year ended December 31, 2024.

The aggregate net purchase price was $1.45 billion, which includes $750 million for goodwill, approximately $610 million for the real estate and leasehold improvements, and approximately

$85 million for new vehicles, used vehicles, service loaner vehicles, fixed assets, parts and supplies, which is net of non-manufacturer floorplan of $375 million.

Asbury primarily funded the acquisition with a combination of credit facility capacity, mortgage proceeds and cash.

For additional information, please see the Form 8-K that will be filed in connection with this transaction.

Advisors
Jones Day and Hill Ward Henderson served as legal counsel, Baker Tilly served as the transaction advisory firm, and BofA Securities served as financial advisor to Asbury; Wells Fargo served as lead for the syndicated mortgage facility. Stephens Inc. served as financial advisor and Simpson Thacher and WilmerHale served as legal counsel to HCC.

About The Herb Chambers Companies
Founded in 1985, The Herb Chambers Companies is one of the nation’s largest private auto dealership groups and one of the leading automotive retailers in the New England region. HCC employs more than 2,200 people in locations throughout Massachusetts and Rhode Island, with most of its dealerships located in and around Boston. Herb Chambers is consistently named as one of the Boston Globe’s "Top Places to Work."

About Asbury Automotive Group, Inc
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic operations, acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of June 30, 2025, Asbury operated 145 new vehicle dealerships, consisting of 189 franchises and representing 31 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Landcar, a leading provider of service contracts and other vehicle protection products, and 37 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury is recognized as one of America’s Fastest Growing Companies 2024 by the Financial Times and the Company is listed in World’s Most Trustworthy Companies 2024 by Newsweek.
For additional information, visit www.asburyauto.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans, objectives, beliefs, expectations and assumptions regarding the expected benefits of the recently completed acquisition of the Herb Chambers dealerships and performance, integration plans and expected synergies from the acquisition.

The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including: risks related to our failure to realize the benefits expected from the acquisition; failure to promptly and effectively integrate the acquisition; disruption of management time from ongoing business operations due to the integration activities related to the acquisition; identification and remediation of insufficient control activities of the acquired business; the effect of the acquisition on the ability of Asbury to retain and hire key personnel and maintain relationships with suppliers; our ability to execute our business strategy; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2025 and subsequent filings.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Asbury Media Contact:
Joe Sorice,
Sr. Manager, Investor Relations
IR@asburyauto.com
770-418-8211